Exhibit 23.2
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in Registration Statements Nos. 333-126054, 333-46936 and 333-79643 of Nautilus, Inc. on Form S-8 of our report dated June 28, 2010, relating to the financial statements of the Nautilus, Inc. 401(k) Savings Plan as of December 31, 2009 and for the year then ended, appearing in this Annual Report on Form 11-K of the Nautilus, Inc. 401(k) Savings Plan for the year ended December 31, 2010.
/s/ Deloitte & Touche LLP
Portland, Oregon
June 29, 2011